Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports Second Quarter 2023 Financial Results
Record Net Revenues of $31.7 million Representing 17% Growth From the Prior Year

Rochester Hills, Michigan, August 3, 2023 – InfuSystem Holdings, Inc. (NYSE American: INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the second quarter ended June 30, 2023.
2023 Second Quarter Overview:
•Net revenues totaled $31.7 million, an increase of 17% vs. prior year.
◦Patient Services (formerly Integrated Therapy Services ("ITS")) net revenue was $19.3 million, an increase of 12% vs. prior year.
◦Device Solutions (formerly Durable Medical Equipment Services ("DME Services")) net revenue was $12.4 million, an increase of 27% vs. prior year.
•Gross profit was $16.4 million, an increase of 10% vs. prior year.
•Gross margin was 51.8%, a decrease of 3.3% vs. prior year.
◦Patient Services gross margin was 61.3%, an increase of 2.7% vs. prior year.
◦Device Solutions gross margin was 37.0%, a decrease of 11.8% vs. prior year, up 2.5% sequentially.
•Net income increased $0.6 million to $0.4 million, or $0.02 per diluted share vs. prior year net loss of $0.2 million, or $(0.01) per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $5.8 million, an increase of 4% vs. prior year, up 36% sequentially.
•Updating Net Revenue and Adjusted EBITDA guidance.

Management Discussion

Richard DiIorio, chief executive officer of InfuSystem, said, “I am extremely pleased with the results of the second quarter, which reflect the sixth consecutive quarter with record revenues. We continue to demonstrate positive momentum against our plan by delivering solid revenue growth of 17% for the second quarter. The strength of our core businesses coupled with the execution of our long-term growth strategy in biomedical services and wound care, drove double-digit growth for both Patient Services (formerly ITS), with revenue up 12%, and Device Solutions (formerly DME Services), with revenue up 27%. Our current progress is a direct result of our team’s hard work and commitment to providing high level service and solutions to our patients and providers.”

“Additionally, with a focus on operational improvements, we had sizable gains in profitability with Adjusted EBITDA margins up 4.2% sequentially. We believe that we are having substantial success in terms of executing our plan to deliver sustainable top-line growth and improved profitability. Given our positive momentum, we now believe our current year revenue growth to exceed the top end of our previous range of 8% to 10%, and Adjusted EBITDA margin to be between 17% and 18% for the year. Our unwavering commitment to help people live healthier and longer lives provides the foundation to deliver meaningful growth and drive shareholder value for our loyal shareholders in the years to come,” concluded Mr. DiIorio.

2023 Second Quarter Financial Review
Net revenues for the quarter ended June 30, 2023 were $31.7 million, an increase of $4.7 million, or 17.4%, compared to $27.0 million for the quarter ended June 30, 2022. The increase included higher net revenues for both the Patient Services and Device Solutions segment.
Patient Services net revenue of $19.3 million increased $2.1 million, or 12.0%, during the second quarter of 2023 as compared to the prior year period. This increase was primarily attributable to additional treatment volume in Oncology, revenue from sales-type leases of NPWT pumps, improved third party payer collections on billings and higher prices. Net revenue in Oncology represented the largest increase totaling $0.9 million, or 5.8%, compared to the same prior year period. This was followed by an increase in revenue for Wound Care which increased by $1.2 million, or 443%, compared to the same prior year period, mainly due to an increase in sales of equipment on sales-type leases, partially offset by lower treatment volumes.
Device Solutions net revenue of $12.4 million (exclusive of inter-segment revenues) increased $2.6 million, or 26.7%, during the second quarter of 2023 as compared to the prior year period. This increase included higher biomedical services revenue which increased by $2.5 million, or 163%. The biomedical services revenue included initial amounts of revenue from a new master services agreement with a leading global healthcare technology and diagnostic company that was launched in April 2022.
Gross profit of $16.4 million for the second quarter of 2023 increased $1.5 million, or 10.3%, from $14.9 million for the second quarter of 2022. The increase was driven by the increase in net revenue and was partially offset by a lower gross profit percentage of net revenue ("gross margin"). Gross margin was 51.8% during the second quarter of 2023 as compared to 55.1% during the prior year, a decrease of 3.3%. Gross profit and gross margin increased in the Patient Services segment, but were both lower in the Device Solutions segment.
Patient Services gross profit was $11.8 million during the second quarter of 2023, representing an increase of $1.7 million compared to the prior year. The increase reflected the higher net revenues and a higher gross margin, which increased from the prior year by 2.7% to 61.3%. The increase in the gross margin reflected lower pump disposal expenses, improved third party payer collections on billings and improved coverage of fixed costs from the higher net revenue. These improvements were partially offset by unfavorable product mix favoring lower margin revenues. Pump disposal expenses, which include retirements of damaged pumps and reserves for missing pumps, decreased by $0.7 million during the second quarter of 2023 as compared to the prior year period which included an unusually high adjustment related to an updated estimate of the volume of pumps considered missing based on pump return data and physical inventories. The unfavorable gross margin mix was mainly related to the increase in revenue related to NPWT equipment leases which have a lower average gross margin than other Patient Services revenue categories.
Device Solutions gross profit during the second quarter of 2023 was $4.6 million, representing a decrease of $0.2 million, or 4.0%, compared to the prior year period. This decrease was due to a decrease in the gross margin partially offset by higher net revenues. The Device Solutions gross margin was 37.0% during the current quarter, which was 11.8% lower than the prior year. This decrease was due to an increase in labor costs related to an increase in the number of biomedical technicians and other expenses associated with the rapid on-boarding of the new master services agreement. Some of the additional labor costs include training activities and other labor expenses associated with building a larger team in order to have the capacity required to support much higher planned revenue volume. Over time, higher revenue levels are expected to absorb a portion of the increased labor costs and result in an improved gross margin. Other increased expenses associated with the on-boarding ramp, which include increased travel expenses and employee acquisitions costs, are expected to decrease in the future. We currently estimate that the additional expenses incurred during the second quarter of 2023 that will either be absorbed or reduced totaled approximately $0.9 million.
Selling and marketing expenses were $3.0 million for the second quarter of 2023, representing a decrease of $0.1 million, or 3.2%, compared to the prior year period. Selling and marketing expenses as a percentage of net revenues decreased to 9.4% compared to the prior year period at 11.4%. This decrease reflected a reduction in sales team members and improved coverage of fixed costs from the higher net revenue. The selling and marketing expenses during these periods consisted of sales personnel salaries, commissions and associated fringe benefit and payroll-related items, marketing, travel and entertainment and other miscellaneous expenses.
General and administrative (“G&A”) expenses for the second quarter of 2023 were $12.0 million, an increase of 9.9% from $10.9 million for the second quarter of 2022. The increase of $1.1 million was due to a higher short-term incentive bonus accrued expense totaling $0.5 million and increased expenses totaling $0.7 million associated with revenue volume growth which included the cost of additional personnel, information technology and general business expenses including inflationary increases. These amounts were partially offset by lower stock-based compensation expense of $0.1 million. G&A expenses as a percentage of net revenues for the second quarter of 2023, decreased to 37.9% compared to 40.5% for the prior year mainly reflecting improved net revenue leverage over fixed costs.
Net income for the second quarter of 2023 was $0.4 million, or $0.02 per diluted share, compared to a net loss of $0.2 million, or $(0.01) per diluted share for the second quarter of 2022.
Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2023 was $5.8 million, or 18.2% of net revenue, and increased by $0.2 million, or 4.3%, compared to Adjusted EBITDA for the same prior year quarter of $5.5 million, or 20.4% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the six-month period ended June 30, 2023, operating cash flow decreased to $2.3 million, a $7.2 million or 76% decrease over operating cash flow during the same prior year six-month period. The decrease reflected lower operating margins during the year, resulting from the additional biomedical labor expenses and higher working capital levels. Capital expenditures during the first half of 2023 included purchases of medical devices totaling $7.0 million which was $0.3 million, or 5%, higher than the amount purchased during the same prior year period.
On April 26, 2023, the Company amended the 2021 Credit Agreement which features a $75 million revolving line of credit, does not include any term indebtedness, and, as amended, matures on April 26, 2028. On May 11, 2023, the Company entered into a rate swap agreement to fix the amount of interest expense for $20 million of the outstanding borrowings under the loans with a termination date matching the new credit agreement maturity date. Two interest rate swaps existing prior to the amendment date were settled. As of June 30, 2023, available liquidity for the Company totaled $38.2 million and consisted of $38.1 million in available borrowing capacity under the revolving line of credit plus cash and cash equivalents of $0.1 million. Net debt, a non-GAAP measure (calculated as total debt of $36.1 million less cash and cash equivalents of $0.1 million) as of June 30, 2023 was $36.0 million representing an increase of $3.0 million as compared to net debt of $33.0 million as of December 31, 2022 (calculated as total debt of $33.2 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 1.56 to 1.00 (calculated as net debt of $36.0 million divided by Adjusted EBITDA of $21.8 million).

Full Year 2023 Guidance

InfuSystem is providing updated annual guidance for the full year 2023 with net revenue growth estimated to be above the previously stated range of 8% to 10% and Adjusted EBITDA margin (non-GAAP) to be between 17% and 18% for the year.

The full year 2023 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2022, filed on March 16, 2023. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call
The Company will conduct a conference call for all interested investors on Thursday, August 3, 2023, at 9:00 a.m. Eastern Time to discuss its second quarter 2023 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.
To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting

https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 9921883, through August 10, 2023.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.

About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services (formerly Integrated Therapy Services, or ITS), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Device Solutions (formerly Durable Medical Equipment Services, or DME Services), supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended June 30, 2023 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate its previously disclosed material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties.

All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2023	2022	2023	2022

Net revenues	$31,735	$27,042	$62,105	$53,805
Cost of revenues	15,293	12,141	30,123	23,537
Gross profit	16,442	14,901	31,982	30,268

Selling, general and administrative expenses:
Provision for doubtful accounts	(67)	(41)	47	6
Amortization of intangibles	247	711	495	1,421
Selling and marketing	2,985	3,083	6,209	6,402
General and administrative	12,029	10,941	24,090	22,757

Total selling, general and administrative	15,194	14,694	30,841	30,586

Operating income (loss)	1,248	207	1,141	(318)
Other income (expense):
Interest expense	(620)	(314)	(1,104)	(591)
Other income (expense)	2	(30)	(33)	(58)

Income (loss) before income taxes	630	(137)	4	(967)
(Provision for) benefit from income taxes	(195)	(27)	107	435
Net income (loss)	$435	$(164)	$111	$(532)
Net income (loss) per share:
Basic	$0.02	$(0.01)	$0.01	$(0.03)
Diluted	$0.02	$(0.01)	$0.01	$(0.03)
Weighted average shares outstanding:
Basic	20,955,048	20,583,928	20,904,315	20,596,580
Diluted	21,600,346	20,583,928	21,565,667	20,596,580

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended June 30,		Better/ (Worse)
(in thousands)	2023	2022

Net revenues:
Patient Services	$19,319	$17,244	$2,075
Device Solutions (inclusive of inter-segment revenues)	14,097	11,560	2,537
Less: elimination of inter-segment revenues	(1,681)	(1,762)	81
Total	31,735	27,042	4,693
Gross profit (inclusive of certain inter-segment allocations) (a):
Patient Services	11,845	10,113	1,732
Device Solutions	4,597	4,788	(191)
Total	$16,442	$14,901	$1,541
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Six Months Ended June 30,		Better/ (Worse)
(in thousands)	2023	2022

Net revenues:
Patient Services	$38,093	$33,885	$4,208
Device Solutions (inclusive of inter-segment revenues)	27,323	23,170	4,153
Less: elimination of inter-segment revenues	(3,311)	(3,250)	(61)
Total	62,105	53,805	8,300
Gross profit (inclusive of certain inter-segment allocations) (a):
Patient Services	23,386	20,851	2,535
Device Solutions	8,596	9,417	(821)
Total	$31,982	$30,268	$1,714
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, NET INCOME (LOSS) MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022

GAAP net income (loss)	$435	$(164)	$111	$(532)
Adjustments:
Interest expense	620	314	1,104	591
Income tax provision (benefit)	195	27	(107)	(435)
Depreciation	2,846	2,689	5,801	5,395
Amortization	247	711	495	1,421

Non-GAAP EBITDA	$4,343	$3,577	$7,404	$6,440

Stock compensation costs	1,016	1,123	1,736	2,170
Medical equipment reserve and disposals (1)	336	721	766	891
SOX readiness costs	—	70	—	110
Management reorganization/transition costs	72	37	72	37
Certain other non-recurring costs	(6)	(2)	18	20

Non-GAAP Adjusted EBITDA	$5,761	$5,526	$9,996	$9,668

GAAP Net Revenues	$31,735	$27,042	$62,105	$53,805
Net Income (Loss) Margin (2)	1.4%	(0.6)%	0.2%	(1.0)%
Non-GAAP Adjusted EBITDA Margin (3)	18.2%	20.4%	16.1%	18.0%
(1)Amounts represent a non-cash expense recorded to adjust the reserve for missing medical equipment and/or the disposal of medical equipment and is being added back due to its similarity to depreciation.
(2)Net Income (Loss) Margin is defined as GAAP Net Income (Loss) as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	June 30, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$134	$165
Accounts receivable, net	18,870	16,871
Inventories	5,706	4,821
Other current assets	3,916	2,922

Total current assets	28,626	24,779
Medical equipment for sale or rental	3,206	2,790
Medical equipment in rental service, net of accumulated depreciation	37,697	39,450
Property & equipment, net of accumulated depreciation	4,303	4,385
Goodwill	3,710	3,710
Intangible assets, net	7,942	8,436
Operating lease right of use assets	4,392	4,168
Deferred income taxes	9,739	9,625
Derivative financial instruments	1,910	1,965
Other assets	1,224	80

Total assets	$102,749	$99,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,481	$8,341
Current portion of long-term debt	—	—
Other current liabilities	7,386	6,126

Total current liabilities	12,867	14,467
Long-term debt, net of current portion	36,140	33,157
Operating lease liabilities, net of current portion	3,786	3,761

Total liabilities	52,793	51,385

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 21,051,045 issued and outstanding as of June 30, 2023 and 20,781,977 issued and outstanding as of December 31, 2022	2	2
Additional paid-in capital	107,898	105,856
Accumulated other comprehensive income	1,442	1,489
Retained deficit	(59,386)	(59,344)

Total stockholders’ equity	49,956	48,003

Total liabilities and stockholders’ equity	$102,749	$99,388

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2023	2022

OPERATING ACTIVITIES
Net income (loss)	$111	$(532)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	47	6
Depreciation	5,801	5,395
Loss on disposal of and reserve adjustments for medical equipment	828	1,101
Gain on sale of medical equipment	(1,402)	(883)
Amortization of intangible assets	495	1,421
Amortization of deferred debt issuance costs	78	37
Stock-based compensation	1,736	2,170
Deferred income taxes	(106)	(435)
Changes in assets - (increase)/decrease:
Accounts receivable	(506)	(924)
Inventories	(885)	(937)
Other current assets	(994)	599
Other assets	(1,719)	(19)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(1,183)	2,496
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,301	9,495

INVESTING ACTIVITIES
Purchase of medical equipment	(6,994)	(6,669)
Purchase of property and equipment	(494)	(336)
Proceeds from sale of medical equipment, property and equipment	2,098	2,081
NET CASH USED IN INVESTING ACTIVITIES	(5,390)	(4,924)

FINANCING ACTIVITIES
Principal payments on long-term debt	(29,451)	(20,665)
Cash proceeds from long-term debt	32,585	21,218
Debt issuance costs	(229)	—
Cash payment of contingent consideration	—	(750)
Common stock repurchased as part of share repurchase program	(153)	(4,356)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(523)	(639)
Cash proceeds from stock plans	829	746
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,058	(4,446)

Net change in cash and cash equivalents	(31)	125
Cash and cash equivalents, beginning of period	165	186
Cash and cash equivalents, end of period	$134	$311